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                                                                    EXHIBIT 11.2

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                 COMPUTATION OF PRO FORMA NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  YEAR ENDED
                                                                               DECEMBER 31, 1995
                                                                               -----------------
Net Income.................................................................        $  20,476
                                                                                     =======
Weighted average shares outstanding:
  Common stock.............................................................           80,100
  Assumed conversion of stock options and warrants(1)......................            7,011
  Shares issued pursuant to acquisitions(2)................................           13,254
                                                                                     -------
     Total Shares..........................................................          100,365
                                                                                     =======
     Net income per share..................................................        $    0.20
                                                                                     =======

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(1) Stock options and warrants granted subsequent to January 1, 1995 to the date of the Initial Public Offerings (using the treasury stock method and the initial public offering price of $18 per share) have been included in the computation of common and common equivalent shares as if they were outstanding since January 2, 1995.

(2) Shares issued pursuant to the buyout of minority interests have been included in the computation of common and common equivalent shares as if they were outstanding since January 2, 1995.